Exhibit 10.07

October19, 2009

Health Enhancement Products, Inc.

7740 East Evans Road

Scottsdale, Arizona 85260

Re:

Contract for Services

Gentlemen:

The purpose of this letter is to set forth the agreement between Health Enhancement Products, Inc. (“HEPI”) and Great Northern Reserve Partners, LLC (“GNRP”).  This binding letter agreement is being entered into so that GNRP can continue to provide uninterrupted services to HEPI.

Accordingly, the undersigned GNRP, a Michigan limited liability company, hereby agrees to provide continued services to HEPI, a Nevada corporation, to complete the ongoing discovery/development projects and development of intellectual property and licensing opportunities for the benefit of HEPI.  With this in mind, the undersigned parties agree to the following terms and conditions.

1.

HEPI agrees to engage GNRP as a business development agent to act as a representative for HEPI in the sale, marketing and licensure of its Pro Alga Zyme (“PAZ”) products in all applications and all subsequent products, natural or synthetic, which are developed from PAZ and used in food ingredients, supplements, nutraceuticals, pharmaceuticals, medical, derivative and any other applications world-wide for a period of two (2) years, unless sooner terminated as provided herein.

GNRP shall provide the following services to HEPI:

Intellectual Property Development

•

Develop a comprehensive plan to substantiate the identity and efficacy of the PAZ active agents

•

Source and supervise contracted labs to conduct necessary research

•

Once results are finalized, pursue patent applications or other forms of IP protection in concert with HEPI-retained counsel

•

Identify potential applications and product derivatives, categorized by market, timing and capital requirements

•

Source and supervise validation tests where appropriate and necessary for those applications best able to be realized within two (2) years

•

Provide timely and accurate accounting of resources and funds committed to IP development, testing, validation

Product, Application & License Marketing

•

Develop a coherent marketing strategy and information package based on the research findings regarding the specific properties and characterization of active agent(s), as well as those market opportunities best able to be realized within two (2) years

•

Canvass leads and opportunities within the previously identified application categories and markets

•

Function as primary contact for initial qualification of leads and opportunities prioritized by mutual agreement

•

Once qualified intent is established by GNRP, both GNRP and HEPI principals jointly enter into negotiations where such opportunities may exist

•

Legal expenses are borne directly by HEPI or others, utilizing HEPI counsel where appropriate, and specialists where necessary

Notwithstanding anything to the contrary contained herein, it is understood and agreed that HEPI retains full and unfettered decision making authority with respect to each and every aspect of its business.

This agreement may be renewed by mutual agreement for an additional two-year period.  This Agreement may be terminated upon written notice by HEPI for “cause.” For purposes of this agreement, “cause” shall mean:

a.

 Intentional material misrepresentation by Andrew Dahl or GNRP in connection with the performance of this agreement.

b.

Arrest or indictment of Andrew Dahl or GNRP on any felony.

c.

Conviction of GNRP or Andrew Dahl on any criminal offense except a misdemeanor.

d.

Engagement by GNRP or Andrew Dahl in illegal conduct.

If this Agreement is terminated for “cause,” as defined above, neither party shall have any further obligation hereunder, except as provided in paragraph 8 herein.  If this Agreement is terminated by GNRP for any reason, HEPI shall have no further obligation hereunder.  HEPI may terminate this Agreement if Andrew Dahl dies or, by reason of physical or mental disability, he shall be unable to perform the services required hereunder.  If HEPI terminates this agreement due to Andrew Dahl’s death or disability, GNRP shall be entitled to receive the compensation earned under the terms of this Agreement as of the termination date for the remaining term of this Agreement. By way of illustration and not limitation, If HEPI and a third party execute a contract and Mr. Dahl becomes disabled the day after the contract is executed, GNRP would be entitled to receive its 2% success fee with respect to any revenues received pursuant to such contract during the remaining term of this Agreement.  By way of further illustration, if HEPI signs an agreement with a third party and Andrew Dahl becomes disabled a week later, prior to receipt of any payments, GNRP shall nevertheless be entitled to receive 500,000 warrants pursuant hereto once HEPI receives $500,000 in payments, as provided herein.

This Agreement may be terminated by HEPI if GNRP breaches any of its material obligations hereunder, and, after written notice to GNRP, GNRP fails to fully cure such breach within fifteen (15) days of receipt of written notice from HEPI,  unless such breach cannot reasonably be cured within such fifteen (15) day period, in which case, provided GNRP is actively pursuing the cure of such breach and such breach is reasonably susceptible of being cured within  thirty days of HEPI’s written notice, HEPI shall have the right to terminate this Agreement if such breach is not fully cured within thirty (30) days of written notice from HEPI.  If this Agreement is terminated, within one hundred eighty days of the date hereof, by HEPI due to GNRP’s breach of any of its material obligations hereunder, GNRP shall be entitled to a cash payment in an amount equal to the product of (i) the quotient of 180 minus the number of days that have lapsed between the date hereof and the date of termination divided by 180 and (ii) $90,000.  By way of illustration and not limitation, if the date hereof were October 15, 2009 and this Agreement were terminated by HEPI due to GNRP’s breach, as of December 15, 2009, GNRP would be entitled to a payment of $60,000 (180-60/180= .6666666 X $90,000 = $60,000).  In addition, if this Agreement is terminated by HEPI due to GNRP’s breach during the initial two year term hereof, GNRP shall be entitled to receive any “success fees” as provided in Paragraph 6 hereof, but only with respect to sales and revenues received by HEPI during the initial two year term of this Agreement.  By way of illustration and not limitation, if the date hereof were October 15, 2009 and this Agreement were terminated by HEPI due to GNRP’s breach on October 15, 2010, GNRP would be entitled to the 2% success fee on sales and revenues received by HEPI on or before October 15, 2011 (the two year anniversary hereof).

2.

Compensation shall be paid by HEPI to GNRP at GNRP’s regular hourly billing rates (currently at a maximum of $250 per hour), which may be adjusted by mutual agreement of the parties.  GNRP shall also be entitled to reimbursement of all reasonable out of pocket costs, incurred with HEPI’s prior approval.  Prior approval shall be required for all out of pocket expenses in excess of $100.00.  Subject to the terms hereof, HEPI shall pay a monthly retainer in advance to GNRP, beginning on November 1, 2009, in the amount of $15,000.00 per month, with actual billed hours sent on a monthly basis by GNRP to HEPI and adjustments made to reflect the actual time billed against the retainer.  Notwithstanding the foregoing, the actual time billed shall not exceed $40,000.00 per month for the primary consultant’s time at GNRP.  To the extent that the monthly bill exceeds $15,000, HEPI shall have the option to pay such monthly excess in HEPI stock, through the issuance of registered shares of common stock , which shall be valued at the average of the last sale price for the five trading days preceding the payment due date.  To the extent that the first and second month’s payment exceeds $15,000, it may be deferred until December 15, 2009 to afford HEPI the time to file a registration statement to permit issuance of the free trading shares.  It is understood that any sale by GNRP of shares of common stock, as well as any issuance by HEPI to GNRP under this Agreement shall be subject to applicable securities laws.

3.

This Agreement supersedes the February 2, 2009 letter agreement (“February Agreement”) between HEPI and GNRP.  GNRP has advised HEPI that there is a balance due to GNRP of approximately $142,000.00 for services rendered and expenses incurred during the course of this prior engagement.

4.

Within ten (10) business days after execution of this Agreement, HEPI shall issue in certificated form to GNRP or its designate, 500,000 shares of HEPI stock, in full satisfaction of any and all amounts owing under the February Agreement, and in recognition of GNRP’s contribution to the achievement of recent testing milestones with WSU.  If HEPI is unable to issue such shares because it has insufficient authorized but unissued shares, then HEPI shall immediately issue such shares following an increase in the number of its authorized shares of common stock to at least 125,000,000.

Further, upon the attainment of two subsequent benchmark events as specified herein, HEPI agrees to issue two additional warrants to GNRP for 500,000 shares each, exercisable at $.25 per share.  The first warrant of 500,000 shares shall be issued upon identification of bioactive agents and submission of a patent application by HEPI with respect thereto, with which GNRP shall assist HEPI.  The issuance of these 500,000 shares shall be subject to HEPI’s increasing the number of its authorized shares of common stock to at least 125,000,000.

The second warrant for 500,000 shares shall be issued to GNRP or its designate with an exercise price of $.25 per share upon HEPI’s entering into a significant agreement and receiving at least $500,000 in payments from the contracting party pursuant to and during term of such agreement, subject to HEPI’s increasing the number of its authorized shares of common stock to at least 125,000,000.  If this Agreement is terminated by HEPI other than for “cause” after the date such agreement is entered into by HEPI and prior to receipt of the minimum $500,000 in payments, GNRP shall nevertheless be entitled to receive the warrant for 500,000 shares promptly following HEPI’s receipt of the minimum $500,000 in payments.

5.

HEPI agrees to pay GNRP a 2% success fee on all sales and revenues arising from a contract made during the term of this Agreement from any source or market in any application of PAZ or its derivatives, whether introduced directly or indirectly through HEPI or through relationships and contacts made by GNRP either jointly or individually, and which shall be payable in cash for a five year period from the date of execution of this Letter Agreement, except as otherwise provided herein.  It is understood that the success fee shall not apply to any sale of HEPI or its assets.  Notwithstanding any other provision hereof, HEPI shall have the right to source deals from third parties, it being understood that GNRP shall nevertheless be entitled to the 2% success fee with respect to any sales derived from such third party sourced transactions.

6.

HEPI further agrees to provide GNRP or its designate the option to exercise its warrants at a net exercise price of zero (0) utilizing the difference between the fair market value of the shares less the warrant exercise price to pay for the exercise price (also known as a cashless exercise).  It is understood and agreed that all share and warrant issuances hereunder shall be subject to HEPI increasing the number of its authorized shares of common stock to at least 125,000,000.

7.

HEPI further agrees to consider allowing GNRP or its designate to piggyback any or all of GNRP’s shares which are not tradable under SEC Rule 144 on a registration statement HEPI may file under the Securities Act of 1933 for its own account without cost to GNRP or its designate.  However HEPI may decline to include such shares in any registration statement it may file, if HEPI, in its sole discretion, determines that the inclusion of such shares in its registration statement would not be consistent with its business objectives in filing the registration statement.

8.

Confidentiality and ownership of Property and information.

For purposes of this Agreement, the following terms shall have the following meanings:

a.

“Material(s)” shall mean the proprietary compound ProAlgaZyme.

b.

“Derivatives” shall mean any compound (or structure thereof) which results from direct or indirect chemical synthesis of the Material(s).

c.

“Invention” shall mean any invention, including but not limited to any material or process, conceived or reduced to practice by HEPI or GNRP in connection with their respective use of the Materials or the Derivatives.

Nothing herein shall be deemed to be a grant by HEPI to GNRP of any rights in the Materials or the Derivatives.  Upon termination of this Agreement, GNRP shall promptly return any Materials and Derivatives in its possession to HEPI.

GNRP shall use any Materials provided hereunder solely for the purpose of rendering services pursuant to this Agreement.  GNRP represents and warrants that neither the Materials nor Derivatives will be used, directly or indirectly in any research programs, except in connection with provision of the services hereunder, without HEPI’s prior written approval.  Any other use of the Materials or Derivatives by GNRP or any use by any other investigator is strictly prohibited unless permitted by a separate written agreement with HEPI.  GNRP agrees not to transfer the Materials or Derivatives to any other person or entity without the prior approval of HEPI and without such other person or entity entering into an Agreement with HEPI.

All right, title and interest to all Materials and Derivatives (and any patent and intellectual property rights to the Materials and Derivatives, including, but not limited to, new uses of (or information relating to) the Materials which arise from GNRP’s work hereunder, including use of the Materials or any Derivatives under this Agreement) shall remain and be the exclusive property of HEPI or are hereby assigned to HEPI and shall be subject to the terms and conditions of this Agreement. GNRP shall have no rights whatsoever with respect to any such property.   GNRP shall keep HEPI informed of all uses made of the Materials and Derivatives, and shall provide HEPI with a report summarizing the results of experiments and data generated utilizing the Materials in a timely manner following the conclusion of such experiments.

The Materials shall be received and held in confidence by GNRP which acknowledges that they are considered proprietary to HEPI.  All unpublished information provided to GNRP or resulting from the studies being conducted by GNRP for HEPI (“Information”) will be held strictly confidential and will not be disclosed to any third party, except that GNRP may disclose such information to persons who are consulting with GNRP about the Materials and Derivatives, provided that such persons enter into a confidentiality agreement with HEPI.  However, Information shall not include any information which (i) is in the public domain at the time of disclosure or (ii) has been received by a third party who did not acquire it directly or indirectly from HEPI or in violation of a confidentiality obligation owing to HEPI.

Upon discovery of any Invention by GNRP, GNRP shall promptly disclose such Invention and all related materials and information in writing to HEPI.  Any Invention discovered by GNRP or HEPI shall be the sole and undivided property of HEPI, and GNRP shall have no rights whatsoever with respect to any Invention or any related information.

Any information with respect to new uses of (or information relating to) the Materials and/or the Derivatives which arises from GNRP’s use of the Materials or any Derivatives under this Agreement, shall be the sole and exclusive property of HEPI and GNRP shall have no rights whatsoever with respect to any such Information.

This Paragraph 8 shall survive termination or expiration of this Agreement.

This letter shall constitute a binding agreement to provide services by GNRP and to require payments, compensation and reimbursements by HEPI for past performance and continued services by GNRP to HEPI, as provided herein.  This Agreement shall be approved by HEPI’s Board of Directors, in accordance with Nevada law, and by GNRP’s managers/members, in accordance with GNRP’s operating agreement.

If the foregoing is acceptable to HEPI, please so indicate by signing and returning a copy of this letter agreement.

Very truly yours,

Great Northern and Reserve Partners, LLC

S/Andrew Dahl

By: Andrew Dahl, Its Managing Member

Accepted and Agreed:

Health Enhancement Products, Inc.

By: S/Peter Vitulli

Peter Vitulli, Its CEO

Dated:  October 19, 2009

5